As filed with the Securities and Exchange Commission on May 10, 2004
Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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SCP POOL CORPORATION (Exact name of registrant as specified in its charter)

Delaware	109 Northpark Blvd.	36-3943363
(State or other jurisdiction of incorporation or organization)	Covington, Louisiana 70433-5001	(I.R.S. Employer Identification Number)
(985) 892-5521
(Address, including zip code, and telephone number,including area code, of registrant's principal executive offices)

Jennifer M. Neil	Copy to:
General Counsel	Margaret F. Murphy
SCP Pool Corporation	Jones, Walker, Waechter, Poitevent,
109 Northpark Blvd.	Carrere & Denegre, L.L.P.
Covington, Louisiana 70433-5001	201 St. Charles Ave
(985) 892-5521	New Orleans, LA 70170
(Names, address, including zip code, and telephone number,	(504) 582-8242
including area code, of agent for service)	Fax (504) 589-8242

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CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of each	Amount	maximum	maximum
class of securities	to be	offering price	aggregate	Amount of
to be registered (1)	registered	per unit (2)	offering price	registration fee

Common Stock ($.001 par value per share)....	750,000	$40.25	$30,187,500	$3,827

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(1)

A total of 700,000 shares of Common Stock (1,050,000 after adjustment for a stock split) issuable under the Registrants's 2002 Long-Term Incentive Plan were previously registered on Form S-8 (Registration No. 333-97905). Upon a stock split, stock dividend or similiar transaction in the future and during the effectiveness of this Registration Statement involving Common Stock of the Company, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low price per share of the Common Stock on the Nasdaq National Market on May 7, 2004.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.      Incorporation of Documents by Reference.

The following documents, which have been filed by SCP Pool Corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference:

  The Company's latest annual report on Form 10-K;
  All other reports filed by the Company with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report referred to in above; and
  The description of the Company’s Common Stock included in the Company’s Registration Statement on Form 8-A filed with the Commission on August 18, 1995, incorporates by reference the description of the Company’s Common Stock included in the Company’s Registration Statement on Form S-1 (File No. 33-92738) filed with the Commission on May 26, 1995, which is also hereby incorporated by reference, and which description is amended by an amendment on Form 8-A/A filed with the Commission on March 1, 2003.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.      Description of Securities.

Not applicable.

Item 5.      Interests of Named Experts and Counsel.

Not applicable.

Item 6.      Indemnification of Directors and Officers.

The Company’s Certificate of Incorporation (the “Certificate”) contains provisions eliminating the personal liability of the directors to the Company and its stockholders for monetary damages for breaches of their fiduciary duties as directors to the fullest extent permitted by the Delaware General Corporation Law. By virtue of these provisions, under current Delaware law a director of the Company will not be personally liable for monetary damages for a breach of his or her fiduciary duty except for liability for (a) a breach of his or her duty of loyalty to the Company or to its stockholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) dividends or stock repurchases or redemptions that are unlawful under Delaware law and (d) any transaction from which he or she receives an improper personal benefit. In addition, the Certificate provides that if Delaware law is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by Delaware law, as amended. These provisions pertain only to breaches of duty by directors as directors and not in any other corporate capacity, such as officers, and limit liability only for breaches of fiduciary duties under Delaware corporate law and not for violations of other laws such as the federal securities laws.

The Certificate also requires the Company to indemnify its directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law against certain expenses and costs, judgments, settlements and fines incurred in the defense of any claim, including any claim brought by or in the right of the Company, to which they were made parties by reason of being or having been directors, officers, employees and agents.

Under Article V of the Company’s bylaws, the Company is required to defend and indemnify each person who is involved in any threatened or actual claim, action or proceeding by reason of the fact that such person is or was a director or officer of the Company or serving in a similar position with respect to another entity at the request of the Company to the fullest extent permitted by the Delaware General Corporation Law. The rights conferred by Article V of the Company’s bylaws are contractual rights and include the right to be paid expenses incurred in defending the action, suit or proceeding in advance of its final disposition.

The Company has insurance policies in effect covering all of the Company’s directors and officers in certain instances where by law they may not be indemnified by the Company.

Item 7.      Exemption from Registration Claimed.

Not applicable.

Item 8.      Exhibits.

5.1	Opinion of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P.

23.1	Consent of Ernst & Young LLP

23.2	Consent of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. (included in Exhibit 5.1)

24.1	Powers of Attorney for SCP Pool Corporation*

Item 9.      Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

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*Included on the signature page hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on May 6, 2004.

SCP POOL CORPORATION

By:	/S/ MANUEL PEREZ DE LA MESA
Manuel J. Perez de la Mesa
President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints each of Craig K. Hubbard and Manuel J. Perez de la Mesa, or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

              Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ WILSON B. SEXTON	Chairman of the Board
Wilson B. Sexton	and Director	May 6, 2004

/S/ MANUEL PEREZ DE LA MESA	President and Chief Executive
Manuel J. Perez de la Mesa	Officer (Principal Executive Officer)	May 6, 2004

Signature	Title	Date

/S/ CRAIG K. HUBBARD	Chief Financial Officer, Treasurer and
Craig K. Hubbard	Secretary (Principal Financial Officer)	May 6, 2004

/S/ DONALD L. MEYER	Controller, Assistant Secretary and
Donald L. Meyer	Assistant Treasurer (Principal	May 6, 2004
Accounting Officer)

/S/ ANDREW W. CODE
Andrew W. Code	Director	May 6, 2004

/S/ JAMES J. GAFFNEY
James J. Gaffney	Director	May 6, 2004

/S/ HARLAN F. SEYMOUR
Harlan F. Seymour	Director	May 6, 2004

/S/ ROBERT C. SLEDD
Robert C. Sledd	Director	May 6, 2004

/S/ JOHN E. STOKELY
John E. Stokely	Director	May 6, 2004

/S/ GEORGE T. HAYMAKER
George T. Haymaker	Director	May 6, 2004